Exhibit 99.1

DELPHAX TECHNOLOGIES ANNOUNCES RESULTS FOR

FISCAL 2007 FOURTH QUARTER AND FULL YEAR

Company reports recovery from large operating losses of fiscal 2006,

shipment of CR Series press after year-end

MINNEAPOLIS, Dec. 17, 2007 — Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, today reported net sales of $10.9 million for its fourth fiscal quarter ended Sept. 30, 2007, compared with $11.8 million for the fourth quarter of fiscal 2006. Fourth-quarter operating income was $14,000 in fiscal 2007, compared with an operating loss of $5.1 million a year earlier. The fiscal 2007 fourth-quarter net loss was $401,000, or $0.06 per share, compared with a net loss of $5.7 million, or $0.89 per share, for the fourth quarter of fiscal 2006.

For the fiscal year ended Sept. 30, 2007, net sales were $44.6 million, compared with $48.7 million for fiscal 2006. Fiscal 2007 operating income was $621,000 vs. an operating loss of $7.8 million for fiscal 2006. The net loss was cut to $788,000, or $0.12 per share, from a loss of $9.6 million, or $1.51 per share, for fiscal 2006.

“As these results indicate, we have made substantial progress on our turnaround plans,” said Dieter Schilling, president and chief executive officer. “During fiscal 2007, we returned a restructured and leaner Delphax to operating profitability, hired several experienced sales professionals to strengthen our North American sales team, and secured the necessary capital resources to continue as a viable and strong technology partner for the print industry. Our refinancing was not completed until late in the fiscal year, but we believe we have moved into the new fiscal year with everything in place to generate the system sales that are essential to achieving our sales objectives for our CR Series presses.

“The restructuring of our business—a process that contributed to our losses in fiscal 2006—made it possible to show a profit from operations in every quarter of fiscal 2007. Our enhanced sales effort is now fully deployed, and our long-term financing arrangements give us the immediate capital resources needed to fuel our strategy for getting Delphax on track for sales growth.

“Our objective is not without challenges, as we work to increase our share of the commercial print market with the CR Series presses. During fiscal 2007, without the benefit of significant sales of high-volume CR Series and Imaggia presses, we experienced a decline in service-related revenue from the mature and legacy portion of our installed base. Ultimately, we believe, the balance will swing strongly the other way as sales and usage of the CR Series grow.

“We are pleased to report the shipment of a CR Series press after year-end. This press is for publishing applications in the UK and recently went into service. Under the terms of the sales arrangement with this new customer, the transaction will be eligible for revenue recognition in the fourth quarter of fiscal 2008.”

Fourth-quarter service-related revenues—sales of maintenance, spares and supplies—were $10.3 million, down from $11.2 million for the fourth quarter of fiscal 2006. Equipment sales improved to $617,000 for the fiscal 2007 fourth quarter from $538,000 a year earlier, and sequentially from $366,000 for the third fiscal 2007 quarter.

CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

Gross margin for the fourth quarter of fiscal 2007 totaled $2.8 million, compared with $861,000 for the fourth quarter of fiscal 2006. The gross margin rate for the fiscal 2007 fourth quarter was 26 percent vs. 7 percent for the same quarter last year. For fiscal 2007, gross margin was $12.8 million, compared with $11.4 million for fiscal 2006. The gross margin rate for fiscal 2007 was 29 percent, compared with 23 percent last year.

Operating expenses for the fiscal 2007 fourth quarter decreased 53 percent to $2.8 million from $6.0 million for the fiscal 2006 fourth quarter, a period in which expenses included severance costs resulting from a workforce reduction. For fiscal 2007, operating expenses were $12.1 million, compared with $19.2 million for fiscal 2006, a decrease of 37 percent.

“During the last half of fiscal 2007, we experienced additional costs in both manufacturing and operating expenses due to the weakening U.S. dollar against the Canadian dollar,” said Schilling. “For the first two quarters of fiscal 2007, the Canadian dollar averaged approximately $0.87 per US dollar, but increased to over $1.00 by our year-end of Sept. 30, 2007, an increase of over 15 percent. This increased the company’s manufacturing and operating costs by over $500,000 for the last two quarters of fiscal 2007, compared with what they would have been had the exchange rate between the U.S. and Canadian dollar remained the same as the first two quarters of the fiscal year.”

Also during fiscal 2007, the company announced a five-year $7.0 million dollar financing with an affiliate of Whitebox Advisors LLC. After paying off an existing subordinated promissory note of $3.0 million, the company netted $4.0 million in cash to be used primarily for general working capital. In addition, Delphax and its Canadian subsidiary closed on new senior credit facilities totaling $13.7 million with Wells Fargo Business Credit (an operating division of Wells Fargo Bank, N.A.) and Wells Fargo Financial Corporation Canada. The new credit facilities have a four-year term and consist of secured revolving credit facilities of up to $13.0 million, subject to availability under a borrowing base of accounts receivable and inventory, and a secured term loan of $653,000. As of September 30, 2007, the company had borrowing availability of $5.9 million under the revolving credit facilities.

“Our CR Series presses have proven themselves in a variety of demanding applications—performance that has been rewarded with repeat purchases by existing customers,” Schilling said. “With the completion of our financing arrangements and our increased investment in sales staffing, we believe we will begin to see a positive turn in our equipment sales within those segments of the market where we can demonstrate clear-cut advantages in productivity.

“Lastly, we are proud to announce the achievement of 10 billion feet of Imaggia press production. The Imaggia digital press is our premier sheet-fed digital press that utilizes state-of-the art digital, non-impact technology designed for the check printing industry. We appreciate our customers’ support and salute the Imaggia press customers for achievement of this milestone, particularly Harland Clarke™ of San Antonio, Texas and Davis + Henderson of Toronto, Ontario.”

Delphax Technologies Inc. will discuss its fourth quarter and fiscal year 2007 results in a conference call for investors and analysts today, Monday, Dec. 17, 2007, at 10:30 a.m. Central Time. To participate in the conference call, please call 1-800-218-0713 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. The conference call will also be webcast. To listen only, log on to http://w.on24.com/r.htm?e=98953&s=1&k=8871E74070BCCE06DB0E30032DA32AFC. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 11104023#. The replay will be available beginning at 12:30 p.m. Central Time Dec. 17, and will remain active through Dec. 24, 2007.

CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectations about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

# # #

CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 gfurness@delphax.com

More – Financials Follow

CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
Sales:

Maintenance, spares and supplies	$10,307	$11,245	$42,327	$43,497
Printing equipment	617	538	2,252	5,229

NET SALES	10,924	11,783	44,579	48,726

Cost of sales	8,106	10,922	31,829	37,303

GROSS PROFIT	2,818	861	12,750	11,423

Operating expenses:
Selling, general and administrative	2,045	2,513	8,773	11,327
Research and development	759	1,321	3,356	5,394
Restructuring expense	—	2,128	—	2,475

	2,804	5,962	12,129	19,196

INCOME (LOSS) FROM OPERATIONS	14	(5,101)	621	(7,773)

Net interest expense	410	342	1,478	1,267
Early extinguishment of debt	150	—	150	—
Foreign currency exchange (gain) loss	(131)	39	(219)	323

LOSS BEFORE INCOME TAXES	(415)	(5,482)	(788)	(9,363)

Income tax (benefit) expense	(14)	258	—	258

NET LOSS	$(401)	$(5,740)	$(788)	$(9,621)

Basic loss per common share	$(0.06)	$(0.89)	$(0.12)	$(1.51)

Loss per common share, assuming dilution	(0.06)	(0.89)	(0.12)	(1.51)

Weighted average number of shares outstanding during the period:
Basic	6,490	6,421	6,461	6,386

Diluted	6,490	6,421	6,461	6,386

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,
	2007	2006
ASSETS
Cash and cash equivalents	$549	$582
Accounts receivable, net	7,177	6,298
Inventory	13,725	15,958
Other current assets	1,281	1,087

Total current assets	22,732	23,925
Fixed assets, net	1,351	1,838
Other non-current assets	1,513	453

Total assets	$25,596	$26,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$6,478	$10,026
Current portion of debt	235	298

Total current liabilities	6,713	10,324
Long-term portion of debt	9,223	8,056

Total liabilities	15,936	18,380
Shareholders’ equity	9,660	7,836

Total liabilities and shareholders’ equity	$25,596	$26,216

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Year Ended September 30,
	2007	2006
OPERATING ACTIVITIES
Net loss	$(788)	$(9,621)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	568	946
Loss on disposal of equipment and fixtures	7	15
Non-cash interest on subordinated debt	493	531
Non-cash expense for early extinguishment of debt	150	—
Stock-based compensation	149	136
Other	(60)	(16)
Changes in operating assets and liabilities:
Accounts receivable, net	(879)	317
Inventory	2,233	2,595
Other current assets	32	593
Current liabilities	(3,688)	2,537

NET CASH USED IN OPERATING ACTIVITIES	(1,783)	(1,967)

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(81)	(237)
Proceeds from sale of equipment and fixtures	—	3

NET CASH USED IN INVESTING ACTIVITIES	(81)	(234)

FINANCING ACTIVITIES
Issuance of secured subordinated debt	7,000	—
Prepayment of convertible subordinated debt	(3,000)	—
Issuance of common stock on exercise of stock options	—	7
(Payment) borrowing on bank credit facilities, net	(1,383)	1,562
Debt financing costs	(1,046)	—
Checks written in excess of cash balances	174	543
Principal payments on capital lease obligations	(105)	(112)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,640	2,000
EFFECT OF EXCHANGE RATE CHANGES ON CASH	191	47

DECREASE IN CASH AND CASH EQUIVALENTS	(33)	(154)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	582	736

CASH AND CASH EQUIVALENTS, END OF PERIOD	$549	$582

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CREATING NEW POSSIBILITIES THROUGH DIGITAL IMAGING TECHNOLOGY

6100 West 110th Street • Bloomington, MN 55438 • Phone: 952.939.9000 • Fax: 952.939.1151 • Website: www.delphax.com